EXHIBIT 99.4

THE CEO'S CORNER: What’s New!
February 11, 2010

While the best thing about 2009 for much of the world’s economy is that it is our rear view mirror, we did end the year with a great ASHP show [see press release for December 14, 2009], an upswing in sales [see November 30, 2009 CEO Corner], placement on the GSA schedule for the future [see press release for November 23, 2009] and recognition of the lifesaving capabilities of our ValiMed™ MVS in award of the 2009 ASHP Literature Award for Pharmacy Practice Research to Dr. Jim Stevenson and his current and former staff at the CS Mott Children’s Hospital of the University of Michigan Health System [see press release for December 2, 2009]. We are starting the New Year with a bang -- signing a supplier agreement with McKesson Inc. and continuation of our sales momentum (more on that in coming months from Greg Firmbach, our new President). Awesome work by the entire CDEX staff!

With evidence of a thaw in frozen corporate hospital budgets, it is time to accelerate our marketing and sales efforts, which I am pleased to report, can be done thanks to loyal investors stepping forward – they are as much a part of the CDEX team as our Tucson based staff. Finally, with the upswing in units under contract and the need to look again at increasing production for 2010, I believe it is time to bring in a commercialization management team with medical and public company experience to take us to the next level. To complement our President Greg Firmbach’s strengths in sales and marketing, we are beginning a search for a new CEO with outstanding product commercialization and public company experience. Several candidates have already contacted us and we look forward to hearing from others who may be interested and qualified.

In addition, as we expand our revenue base we will bring in additional scientific support to give us a new look at our product and technology plans, which include reopening our efforts in explosive detection, an area in which we have received inquiries from other companies.

Many of you know that Tim Shriver, our COO, has been the Company’s technical rudder in moving our technology from ideas to marketable products. I think it is safe to say that he has been the single most important individual in the Company’s advancement. While Tim has been a true work horse for the Company since its inception, with Greg moving up to the position of President, Tim will be able to step down from the day to day rigor of the COO position. He will continue to lead Technical Operations and support the Company going forward.

In my last CEO Corner I noted that the CDEX story for 2009 was pulling through during turbulent economic times with the support of clients, employees, shareholders, vendors, and investors. The CDEX story for 2010 is shaping up to be the breakout year that 2009 should have been and getting back to our 2007 and 2008 trend of record revenues. Thanks for your interest and support of the Company and stay tuned for the future.

Malcolm Philips CEO